Exhibit 99.1

Explanation of Responses

Relationship of Reporting Person(s) to Issuer: Other (specify below)


Item 1.   Millennium Holdings III LLC

The reporting persons are members of a Section 13(d) group that owned, prior to the transactions reported by this Form 4 and the Form 4's filed by other members of such group on the date hereof, more than 10% of the issuer's outstanding common stock, par value $.01 per share ("Common Stock"). The reporting persons are no longer subject to Section 16 reporting because they are no longer members of a Section 13(d) group that owns more than 10% of the Common Stock. The reporting persons disclaim beneficial ownership in the securities of the issuer except to the extent of their pecuniary interest, if any, therein.

Item 2.   Christopher M. Jeffries

Christopher M. Jeffries has an indirect beneficial interest in the securities owned by Millennium Holdings III LLC ("MH III") in his capacity as the controlling member of MH III. Mr. Jeffries disclaims beneficial ownership in the securities of the issuer except to the extent of his pecuniary interest, if any, therein.


                   By: /s/ Christopher M. Jeffries                   May 9, 2003
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                   Christopher M. Jeffries                              Date: